Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard B. Hurd

Telephone: (414) 235-5207

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin

Announces Third Quarter Operating Results

Greenfield, Wisconsin, October 29, 2021, 1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin [NASDAQ BCOW] today reported a fiscal third quarter net loss of $115,000, or basic and diluted earnings per share of ($0.02), for the quarter ended September 30, 2021, compared to net income of $412,000, or basic and diluted earnings per share of $0.09 for the quarter ended September 30, 2020. The decrease in net income was primarily due to a $2.1 million decrease in non-interest income and a $219,000 decrease in net interest income. Non-interest income decreased primarily due to a $1.0 million decrease in net gains realized on the sale of securities and a $488,000 decrease in net gains realized on the sale of loans due to a reduction in mortgage activity and a lower level of loan sales. In addition, we recognized a $575,000 decrease in market value of our Rabbi trust accounts. Net interest income decreased due to a declining interest rate environment brought on by the COVID-19 pandemic. This was partially offset by a $1.3 million decrease in income tax expense and a $470,000 decrease in provision for loan losses. For the nine months ended September 30, 2021, 1895 Bancorp reported net income of $354,000, or basic and diluted earnings per share of $0.07, compared to net income of $893,000, or basic and diluted earnings per share of $0.20 for the nine months ended September 30, 2020.

Total assets increased $24.4 million, or 4.7%, to $541.2 million at September 30, 2021 from $516.8 million at December 31, 2020. Total shareholders’ equity increased $32.2 million, or 53.7%, to $92.2 million at September 30, 2021 from $60.0 million at December 31, 2020, as we completed the conversion of 1895 Bancorp of Wisconsin, MHC, and related stock offering in July 2021. 1895 Bancorp’s capital ratios remain in excess of those required to be considered well-capitalized under U.S. banking regulations.

1895 Bancorp of Wisconsin, Inc.

7001 W. Edgerton Avenue

Greenfield, WI 53220

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, except per share data)

	9/30/2021	12/31/2020
Selected Financial Condition Data:	(Unaudited)

Total assets	$541,189	$516,757
Loans receivable, net	330,310	329,073
Allowance for loan losses	2,788	2,703
Cash and cash equivalents	86,856	92,526
Deposits	374,314	379,848
Advance payments by borrowers for taxes and insurance	11,982	2,737
FHLB advances	55,934	68,398
Shareholders equity	92,208	60,008

Selected Operations Data:	Three months ended		Nine months ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$3,381	$3,938	$10,509	$11,385
Total interest expense	349	687	1,199	2,462
Net interest income	3,032	3,251	9,310	8,923
Provision for loan losses	30	500	30	500
Net interest income after provisdion for loan losses	3,002	2,751	9,280	8,423
Non-interest income	628	2,759	3,371	4,988
Non-interest expense	3,802	3,893	12,252	10,941
Income before income taxes	(172)	1,617	399	2,470
Income tax expense	(57)	1,205	45	1,577
Net income	$(115)	$412	$354	$893

Earnings per common share
Basic	$(0.02)	$0.09	$0.07	$0.20
Diluted	$(0.02)	$0.09	$0.07	$0.20